CONTACT:
Kim D. Saunders
President and Chief Executive Officer
Phone (919) 687-7800 extension -0-
Lyn Hitle
SVP/CFO/Director of Human Resources
Phone (919) 687-7800 extension -0-
Email:      Kim.saunders@mfbonline.com
Lyn.hittle@mfbonline.com

FOR IMMEDIATE RELEASE

M&F Bancorp Announces Financial Results for 2009

DURHAM, NC, March 22, 2010 – M&F Bancorp, Inc. (OTC: MFPB) (the “Company”), the parent company of Mechanics and Farmers Bank (the “Bank”), announced today it continues its legacy and history of profitability that has been unbroken throughout its 102 year history of serving customers in North Carolina. Net income for the year ended December 31, 2009, was $0.6 million compared to net income for the year ended December 31, 2008 of $0.9 million.  The 2008 net income included an extraordinary gain of $1.7 million from the acquisition (the "Acquisition") of Mutual Community Savings Bank (“MCSB”).  Net income available to common stockholders was $0.4 million and $0.9 million, or $0.18 cents per share and $0.46 cents per share, for the years ended December 31, 2009 and 2008, respectively.

Ms. Kim D. Saunders, President and CEO, stated “I am very pleased to continue the important legacies of Mechanics and Farmers Bank, including remaining profitable every year since the first branch was opened in 1908 as well as providing community banking products to underserved communities in North Carolina.  In the current economic environment, the Bank is facing the challenges and working with our customers to weather the effects of unemployment that are touching so many lives.  By remaining focused on quality lending, core deposit growth, and cost containment, we are not experiencing the losses so many other banks are experiencing.  We are also very proud of our stockholders who gave us the latitude to sell preferred shares to the U.S. Treasury and obtain capital in 2009, enabling us to continue lending when other banks have curtailed or even stopped their lending activities.”

Net Interest Income

For the years ended December 31, 2009 and 2008, net interest income before the provision for loan losses, was $11.2 million and $10.1 million, respectively.  The improvement in 2009 was due to the Bank’s focus on decreasing its reliance on borrowed funds, decreases in cost of funds, and driving loan and deposit growth.  The average interest yield on loans decreased from 6.72% in 2008 to 6.21% in 2009, while average loans increased $23.6 million in 2009 over the 2008 level.  Average deposits increased $11.9 million in 2009 over the 2008 level, while the average rate paid on deposits decreased from 2.3% in 2008 to 1.6% in 2009.

Provision for Loan Losses

The Bank recorded a full year provision for loan losses of $1.9 million in 2009 versus $0.9 million in 2008.  Due to the deteriorating economy and double digit unemployment, some of the Bank’s borrowers have failed to meet their obligations for repayment. Management is working diligently with customers to resolve issues and restructure loans as needed,  to enable the borrowers to meet their obligations under the loan agreements.

Non-Interest Income and Expense

Non-interest income improved by $0.3 million in 2009 over 2008, predominantly due to the sale of bank owned property including a branch closed in 2008 and land adjacent to another branch.

Non-interest expenses decreased in 2009 from the 2008 levels in almost every category.  Salaries and employee benefits decreased from $5.7 million in 2008 to $5.5 million in 2009.  In 2008, the Bank hired most former MCSB employees after the Acquisition, in order to ensure a smooth transition for customers, systems, and processes.  In the third quarter of 2008, the Bank closed a part-time branch in Durham, a drive-up branch in Charlotte, as well as the leased branch located in the former MCSB main office which MCSB had previously sold, reducing headcount after a full evaluation of the Bank’s staffing needs.

M&F BANCORP, INC AND SUBSIDIARY

Occupancy and equipment expenses decreased in 2009 to $1.7 million from $2.4 million in 2008.  The cost reductions were mainly driven by the reduction in branches in 2008 and 2009, as well as the Bank’s continued focus on cost reductions.  In addition, in 2008 the Bank conducted a full review of its fixed assets, and changed the estimated useful lives of computer equipment, resulting in additional depreciation expense of $0.3 million in 2008. Directors’ fees increased slightly in 2009 from 2008, due to increased committee meetings and board oversight.  Marketing expenses decreased from $0.5 million in 2008 to $0.2 million in 2009.  During 2008, the Bank incurred extra expenses from communications with customers regarding the integration of MCSB.  Professional fees and Acquisition related expenses totaled $1.7 million in 2008, reduced to $0.9 million in 2009. Deposit insurance expenses increased in 2009 to $0.6 million from $0.1 million in 2008.  The Federal Deposit Insurance Corporation, in response to bank failures caused by the recession, increased the rates charged on deposits and collected a special assessment.  In addition, under the Temporary Liquidity Guarantee Program, the Bank opted into insuring unlimited balances on non-interest bearing and NOW accounts, and the FDIC insurance limit on deposits was raised in late 2008 to $250,000 from the previous $100,000 level.  All of those factors contributed to the increased deposit insurance expense in 2009.  Other miscellaneous expenses decreased in 2009 to $1.3 million from 1.9 million in 2008. In December 2008, the Bank prepaid two fixed term loans with the Federal Home Loan Bank of Atlanta, incurring a pre-payment penalty of $0.2 million, in order to take advantage of the lower interest rates available and reduce its borrowing costs on a prospective basis.

Dividends

In June 2009, the Company issued 11,735 shares preferred stock, having a liquidation preference of $1,000 per share, to the U.S. Treasury, with proceeds of $11.7 million.  The preferred stock pays quarterly dividends of 5%.  The total dividends paid in 2009 were $0.3 million.

During 2009, the Company paid $0.2 million in dividends to its common stockholders.  During 2008, the Company paid $0.4 million in common stock dividends.

M&F Bancorp, Inc., a bank holding company headquartered in Durham, NC with assets of approximately $274 million as of December 31, 2009, is the parent company of Mechanics and Farmers Bank ("M&F Bank"). M&F Bank is a state-chartered commercial bank founded in 1907, and has operated continuously and profitably since 1908. With branch locations in Durham, Raleigh, Charlotte, Greensboro and Winston-Salem, NC, M&F Bank is one of only a few NC banks designated by the U.S. Treasury as a Community Development Financial Institution.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the "Company") and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.

Contact: M&F Bancorp, Inc. Lyn Hittle, CFO, 919.687.7800, ext -0- Lyn.hittle@mfbonline.com

M&F BANCORP, INC AND SUBSIDIARY

	As of and for the Years Ended December 31,
(Dollars in thousands)	2009	2008		2007
Selected Balance Sheet Data
Cash and due from banks	$30,313	$13,776		$18,172
Securities	17,699	32,503		43,612
Gross loans	210,111	208,411		146,080
Allowance for loan losses	(3,564)	(2,962)		(1,897)
Total Assets	274,381	271,618		222,218
Deposits	224,807	216,567		172,053
Borrowings	7,766	25,046		24,004
Shareholders' equity	36,555	24,319		22,160

(Dollars in thousands)
Summary of Operations
Interest income	$14,164	$14,651		$15,288
Interest expense	2,924	4,503		6,378
Net interest income	11,240	10,148		8,910
Provision (credit) for loan losses	1,853	823		(299)
Net interest income after provision for loan losses	9,387	9,325		9,209
Other operating income	2,620	2,366		2,582
Other operating expense	11,250	13,327		10,719
Pre-tax net income (loss) before extraordinary gain	757	(1,636)		1,072
Income tax expense (benefit) before extraordinary gain	97	(825)		145
Extraordinary gain	-	1,712		-
Net income	$660	$901		$927

Preferred dividends	$302	-		-
Per Share Data (1)
Before extraordinary gain:
Net income (loss)-basic and diluted	$0.18	$(0.42)		$0.55
After extraordinary gain:
Net income-basic and diluted	$0.18	$0.46		$0.55
Dividends	0.10	0.20		0.20
Book value per share of common stock (2)	12.22	11.97		13.15
Average common shares outstanding	2,031,337	1,948,220		1,685,646

Selected Ratios
Before extraordinary gain:
Return (loss) on average assets	2.49%	(0.32	) %	0.38%
Return (loss) on average shareholders' equity	21.30	(3.24)		4.25
After extraordinary gain:
Return on average assets	2.49%	0.35%		0.38%
Return on average shareholders' equity	21.30	3.59		4.25

Dividend payout ratio	55.56%	43.48%		36.36%
Average shareholders' equity to average total assets	11.71	9.77		8.85
Net interest margin (3)	4.64	4.44		4.08

(1) available to common stockholders
(2) shareholders equity reduced for par value of preferred stock
(3) on a tax equivalent basis using a blended tax rate of 38.55%

M&F BANCORP, INC AND SUBSIDIARY

Average Balances, Interest Earned or Paid, and Interest Yields/Rates
For the Years Ended December 31, 2009 and 2008
	2009			2008
(Dollars in thousands)	Average Balance	Amount Earned/Paid	Average Rate	Average Balance	Amount Earned/Paid	Average Rate
Assets
Loans receivable (1):	$211,046	$13,096	6.21%	$187,433	$12,593	6.72%
Taxable securities	13,387	623	4.65	22,530	1,242	5.51
Nontaxable securities(2)	9,996	415	6.29	14,057	570	6.14
Federal funds sold and other interest on short-term investments	12,570	30	0.24	11,341	246	2.17
Total interest earning assets	246,999	14,164	5.57%	235,361	14,651	6.36%
Cash and due from banks	2,115			2,816
Other assets	18,621			20,838
Allowance for loan losses	(3,188)			(2,451)
Total assets	$264,547			$256,564

Liabilities and Equity
Savings deposits	$29,467	$58	0.20%	$29,236	$134	0.46%
Interest-bearing demand deposits	46,682	345	0.74	50,093	811	1.62
Time deposits	103,032	2,450	2.38	87,920	2,902	3.30
Total interest-bearing deposits	179,181	2,853	1.59	167,249	3,846	2.30
Borrowed funds	8,602	70	0.82	20,509	657	3.20
Total interest-bearing liabilities	187,783	2,923	1.56%	187,758	4,503	2.40%
Non-interest-bearing deposits	39,811			39,416
Other liabilities	5,964			4,324
Total liabilities	233,558			231,498
Shareholders' equity	30,989			25,066
Total liabilities and shareholders' equity	$264,547			$256,564

Net interest income		$11,241			$10,148

Non-taxable securities		415			570
Tax equivalent amount at 38.55% tax rate		160			220
Tax equivalent adjustment (3)		222			304
Tax equivalent net interest income		$11,462			$10,452

Net interest spread (4)			4.01%			3.96%
Net interest margin (5)		4.64%			4.44%
(1) Loans receivable include nonaccrual loans for which accrual of interest income has not been recorded.
(2) The tax equivalent rate is computed using a blended federal and state tax rate of 38.55%
(3) The tax equivalent adjustment is computed using a blended tax rate of 38.55%.
(4) Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.

M&F BANCORP, INC AND SUBSIDIARY

The following table shows information on non-performing assets as of December 31, 2009 and 2008:

	As of and for the Years Ended December 31,
(Dollars in thousands)	2009	2008

Loans contractually past due 90 days or more and/or on nonaccrual status (1)
Commercial	$1,263	$233
Real estate construction	681	1,001
Consumer	0	8
Real estate mortgage	7,055	3,363
Total nonaccrual loans	8,999	4,605
Foreclosed properties	2,176	1,175
Total nonperforming assets	$11,175	$5,780

Accruing loans which are contractually past due 90 days or more	-	-
Nonperforming assets to:
Loans outstanding at end of year	5.32%	2.77%
Total assets at end of year	4.07	2.13
Allowance for loan losses as a percent of nonperforming assets	31.89	51.25

(1) See Summary of Significant Accounting Policies for a discussion of the Company's process for classifying loans on nonaccrual status.

The following table shows the composition of the loan portfolio as of December 31, 2009 and 2008:

	December 31, 2009		December 31, 2008
(Dollars in thousands)	Amount	% of Total	Amount	% of Total
Commercial	$8,605	4.10%	$9,035	4.34%
Real estate construction	16,987	8.08	7,878	3.78
Consumer	5,891	2.80	3,686	1.77
Commercial real estate	135,249	64.37	141,512	67.90
Consumer real estate mortgage	42,706	20.33	45,297	21.73
Other	673	0.32	1,003	0.48
	$210,111	100.00%	$208,411	100.00%

The following table shows the loan balances and allowance for loan losses by the categories shown above as of December 31, 2009.  During 2009, the Bank enhanced its review of loans by adding categories.  Historical information of the allowance by these added categories is not available.

	December 31, 2009
(Dollars in thousands)	Loan Balances		Allowance
Commercial	$8,605	4.10%	$515	14.45%
Real estate construction	16,987	8.08	176	4.94
Consumer	5,891	2.80	122	3.42
Commercial real estate	135,249	64.37	2,238	62.79
Consumer real estate mortgage	42,706	20.33	485	13.61
Other	673	0.32	28	0.79
	$210,111	100.00%	$3,564	100.00%